EXHIBIT 10.1

EMC CORPORATION

EXECUTIVE INCENTIVE BONUS PLAN

1. Purpose.

This Executive Incentive Bonus Plan (the “Plan”) has been established to enhance the ability of EMC Corporation (the “Company”) and its subsidiaries to attract, retain and motivate highly-qualified executives through cash incentives.

2. Administration.

The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors (the “Board”) or such other committee appointed by the Board (the “Committee”). Subject to the provisions set forth herein, the Committee shall have full authority to interpret the terms of the Plan and to decide all questions and settle all controversies and disputes which may arise in connection with the Plan.

3. Eligibility and Participation.

Eligibility under the Plan is limited to those key employees of the Company or its subsidiaries designated by the Committee as participants in the Plan (“Participants”).

4. Bonus Awards.

4.1 Participants may be awarded cash bonuses (“Bonus Awards”) based on the achievement of one or more goals relating to one or more Performance Criteria (as defined below) or such other criteria determined by the Committee in its discretion. The Committee shall establish the goals, determine the extent to which any Performance Criteria shall be used and weighted in determining Bonus Awards, determine the applicable performance period, and shall have the right to modify, amend or otherwise change any such goal. The Committee may also provide that certain goals for a Participant’s bonuses be established by such Participant’s manager.

4.2 The Committee shall determine (a) the Participants who shall receive Bonus Awards and the period for which Bonus Awards shall be paid, (b) the types of Bonus Awards that shall be awarded to each Participant, (c) the target bonus amount for each Bonus Award (the “Target Amount”), and (d) the terms and conditions for the determination and payment of each Bonus Award, including, without limitation, the relationship between the percentage of goal achievement and the percentage of the Target Amount actually paid, and any other applicable requirements. Each Participant shall be provided a letter outlining his or her target cash compensation for such fiscal year and the foregoing Committee determinations.

4.3 “Performance Criteria” means any or any combination of the following areas of performance (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, geographical, project, product or individual basis or in combinations thereof): revenues; assets; expenses; income; profit margins; earnings before or after any deductions and whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; inventory; organizational realignments; infrastructure changes; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; shareholder return; sales of specified products or services; customer acquisition or retentions or other measures of satisfaction; product development, including releases of new products or versions; operational changes; product quality; acquisitions or divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split ups and the like; reorganizations; strategic investments; recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; or other strategic initiatives. Performance Criteria and any goals with respect thereto need not be based upon any increase, a positive or improved result or avoidance of loss.

5. Payment of Bonus Awards.

5.1 Promptly after the end of the applicable fiscal period for which a goal has been established, the Committee shall determine whether such goal has been achieved and the amount of the Target Amount to be paid to the Participant, if any.

5.2 Subject to any election duly and validly made by a Participant with respect to the deferral of all or a portion of a Bonus Award payment, Bonus Award payments under the Plan shall be made in cash at such times and on such terms as are determined by the Committee in its discretion. The Company shall have the right to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any applicable Federal, state, local or foreign withholding tax requirements imposed with respect to any payments made under the Plan.

5.3 The Committee reserves the right to make payments to any Participant even if one or more of the goals is not met.

5.4 Unless otherwise expressly determined by the Committee, a Participant must be employed by the Company or one of its subsidiaries at the time the applicable Bonus Award is determined and payable.

6. Discontinuance, Amendment and Termination.

The Committee or the Board may at any time discontinue granting Bonus Awards under the Plan. The Committee or the Board may at any time or times amend the Plan for any purpose which may at the time be permitted by law and such amendments shall require shareholder approval only to the extent required by applicable law or regulation. The Committee or the Board may at any time terminate the Plan.

7. No Right to Bonus or Continued Employment.

Neither the adoption of the Plan, the grant of any Bonus Award, nor the provision for or payment of any amounts under Plan confers upon any person (a) any right to receive, or any interest in, a Bonus Award or any other benefit under the Plan, or (b) any right to continue to serve as an officer or employee of the Company or any of its subsidiaries. The Company expressly reserves the right to terminate the employment of any Participant at any time without incurring any liability under the Plan or otherwise.

8. Nontransferability.

Except as expressly provided by the Committee, the rights and benefits under the Plan are personal to a Participant and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer or other disposition.

9. Unfunded Plan.

The Company shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan.

10. Jurisdiction and Governing Law.

The parties submit to the exclusive jurisdiction and venue of the federal or state courts of The Commonwealth of Massachusetts to resolve issues that may arise out of or relate to the Plan or the same subject matter. The Plan shall be governed by the laws of The Commonwealth of Massachusetts, excluding its conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

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